Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS

THIRD QUARTER 2017 RESULTS

LONDON, November 2, 2017 – Noble Corporation plc (NYSE: NE, the Company) today reported a net loss attributable to the Company for the three months ended September 30, 2017 of $97 million, or $0.40 per diluted share, on revenues of $266 million. The results include a pre-tax charge to operating expenses totaling $14 million, or $0.04 per diluted share, relating to damage sustained by two of the Company’s cold-stacked semisubmersibles during Hurricane Harvey. Excluding the charge, the net loss attributable to Noble Corporation in the third quarter of 2017 would have been $87 million, or $0.36 per diluted share.

For the three months ended September 30, 2016, Noble Corporation reported a net loss attributable to the Company of $55 million, or $0.23 per diluted share, on revenues of $385 million.

A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found at www.noblecorp.com which provides a reconciliation for net income (loss), income tax and diluted earnings per share for the periods covered.

Commenting on results for the third quarter, David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc stated, “Our premium fleet continued to attract the attention of top tier customers around the world, as demonstrated by the more than $200 million of new contract awards in the quarter, further bolstering our excellent contract coverage. Also, we continued to generate positive free cash flow, despite the challenging industry environment, while maintaining our traditional high standards of operational performance.”

Contract drilling services revenues for the third quarter of 2017 totaled $260 million compared to $272 million in the preceding quarter of the year, which included a $6 million write-off of a derivative instrument relating to contingent customer payments. Fleet operating days in the third quarter declined six percent due primarily to the jackup rig fleet, which saw three rigs complete contracts during the quarter, in addition to downward dayrate adjustments and reduced bonus revenues. These items were partially offset by higher mobilization revenues and one additional calendar day in the quarter.

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Contract drilling services costs in the third quarter totaled $165 million, and included the $14 million charge relating to the rigs damaged during Hurricane Harvey. Excluding the charge, drilling services costs for the third quarter would have been $151 million. During the preceding quarter of 2017, contract drilling services costs were $162 million, which included a charge of $14 million relating to the write-off of a Pemex receivable. Excluding that charge, contract drilling services costs for the preceding quarter of 2017 would have been $148 million. The modest increase in contract drilling costs for the third quarter, when viewed on an adjusted basis, was largely due to the commencement of operations and higher mobilization expenses on the jackup Noble Tom Prosser following the rig’s relocation to Australia, partially offset by a reduction in idle rig costs.

Operating Highlights

Utilization in the third quarter of the Company’s 14 jackups was 81 percent compared to 93 percent in the preceding quarter, with the decline due primarily to fewer operating days for the Noble Regina Allen, Noble Houston Colbert and Noble Mick O’Brien, as all three units completed contracts over the quarter. The decline in operating days was partially offset by the Noble Tom Prosser, which in September commenced a contract offshore Australia following an idle period. The contract for the Noble Tom Prosser contributed to an increase in average daily revenues in the third quarter to $127,200 compared to $121,300 in the preceding quarter. Following the close of the third quarter, the Noble Houston Colbert was awarded a three-well, estimated one-year contract for work offshore Qatar. The contract, which is expected to commence in February 2018, increases to 13 the number of jackups currently under contract in the Noble fleet, with five units expected to complete contracts during the fourth quarter of 2017.

The Company’s floating rig fleet, comprised of eight drillships and six semisubmersibles, reported utilization in the third quarter of 39 percent compared to 37 percent in the preceding quarter of the year. The slight improvement was due to an increase in operating days on the drillship Noble Bob Douglas. Average daily revenues for the third quarter were $253,300 compared to $273,700 in the preceding quarter. The decline followed lower revenues on the drillship Noble Globetrotter I, partially offset by higher average revenues on the Noble Globetrotter II and Noble Don Taylor. At the close of the third quarter, five of the Company’s eight drillships were under contract, including the Noble Bob Douglas, which in July was awarded a three-year primary term contract for work offshore Guyana, with an expected contract commencement date of first or second quarter of 2018. Also, following the close of the third quarter, the rig was awarded an estimated 80-day drilling assignment in the U.S. Gulf of Mexico, with an expected contract commencement in late November 2017. With this latest award, the Noble Bob Douglas, which in late-October completed a drilling assignment offshore Suriname, is now expected to remain under contract into early-2021.

The Company’s contract backlog, which totaled approximately $3.2 billion at September 30, 2017, has remained essentially flat throughout 2017 following the addition of more than $800 million in contracts through the third quarter. Of the $3.2 billion total, which extends beyond 2022, an estimated $2.0 billion relates to the floating rig fleet, with $1.2 billion associated with the jackup fleet. Approximately 54 percent of the available rig operating days remaining in 2017 are committed to contracts, including 36 percent for the floating rig fleet and 73 percent for the jackup fleet. For 2018, 40 percent of available operating days are committed to contracts, including 34 percent and 46 percent of the floating and jackup rig days, respectively.

Outlook

Addressing the outlook for the offshore industry, Williams stated, “We believe our industry continues to demonstrate that the early stages of recovery have begun. Discussions with customers about their future rig needs have intensified throughout the year and have resulted in contract awards across numerous regions. As we sharpen our focus on 2018, we expect these early signs of recovery to yield measurable benefits to Noble. Our current contract backlog of $3.2 billion is expected to provide revenues in 2018 that exceed $860 million, with revenues of over $700 million in 2019, and these estimates exclude contract awards since the conclusion of the third quarter and any future awards. Also, our current expectation for 2018 is to generate positive free cash flow, as we have demonstrated in 2017.

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 28 offshore drilling units, consisting of 14 drillships and semisubmersibles and 14 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding contract backlog, future earnings, costs, expense management, revenue, rig demand, fleet condition, operational or financial performance, shareholder value, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, the offshore drilling market, market outlook, capital allocation strategies, our financial position, business strategy, taxes and tax rates, liquidity, competitive position, capital expenditures, financial flexibility, debt levels, debt repayment, the outcome of any dispute, litigation, audit or investigation, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions or claims by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble also has scheduled a conference call and webcast related to its third quarter 2017 results on Friday, November 3, 2017, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-877-201-0168, or internationally 1-647-788-4901, using access code: 21884040, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Website.

A replay of the conference call will be available on Friday, November 3, 2017, beginning at 11:00 a.m. U.S. Central Daylight Time, through Sunday, December 3, 2017, ending at 11:00 p.m. U.S. Central Standard Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 21884040. The replay will also be available on the Company’s Website following the end of the live call.

11/2/2017

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383, or at jlchastain@noblecorp.com

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating revenues
Contract drilling services	$259,740	$373,257	$885,931	$1,841,321
Reimbursables and other	6,472	11,896	21,399	50,588

	266,212	385,153	907,330	1,891,909

Operating costs and expenses
Contract drilling services	165,028	207,204	487,784	702,628
Reimbursables	3,834	9,142	13,374	39,446
Depreciation and amortization	137,607	155,242	409,919	455,907
General and administrative	15,331	15,773	49,869	54,346
Loss on impairment	—	—	—	16,616

	321,800	387,361	960,946	1,268,943

Operating income (loss)	(55,588)	(2,208)	(53,616)	622,966
Other income (expense)
Interest expense, net of amount capitalized	(72,887)	(52,569)	(219,543)	(166,975)
Gain on extinguishment of debt, net	—	—	—	11,066
Interest income and other, net	389	540	4,286	(1,443)

Income (loss) from continuing operations before income taxes	(128,086)	(54,237)	(268,873)	465,614
Income tax benefit (provision)	28,605	10,002	(210,589)	(40,317)

Net income (loss) from continuing operations	(99,481)	(44,235)	(479,462)	425,297
Net loss from discontinued operations, net of tax	—	—	(1,486)	—

Net income (loss)	(99,481)	(44,235)	(480,948)	425,297
Net (income) loss attributable to noncontrolling interests	2,689	(10,846)	(10,888)	(52,027)

Net income (loss) attributable to Noble Corporation plc	$(96,792)	$(55,081)	$(491,836)	$373,270

Net income (loss) attributable to Noble Corporation plc
Income (loss) from continuing operations	$(96,792)	$(55,081)	$(490,350)	$373,270
Net loss from discontinued operations, net of tax	—	—	(1,486)	—

Net income (loss) attributable to Noble Corporation plc	$(96,792)	$(55,081)	$(491,836)	$373,270

Per share data:
Basic:
Income (loss) from continuing operations	$(0.40)	$(0.23)	$(2.00)	$1.48
Loss from discontinued operations	—	—	(0.01)	—

Net income (loss) attributable to Noble Corporation	$(0.40)	$(0.23)	$(2.01)	$1.48

Diluted:
Income (loss) from continuing operations	$(0.40)	$(0.23)	$(2.00)	$1.48
Loss from discontinued operations	—	—	(0.01)	—

Net income (loss) attributable to Noble Corporation	$(0.40)	$(0.23)	$(2.01)	$1.48

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$608,763	$725,722
Accounts receivable, net	202,533	319,152
Prepaid expenses and other current assets	129,993	147,740

Total current assets	941,289	1,192,614

Property and equipment, at cost	12,421,765	12,364,888
Accumulated depreciation	(2,709,498)	(2,302,940)

Property and equipment, net	9,712,267	10,061,948

Other assets	244,663	185,555

Total assets	$10,898,219	$11,440,117

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$249,652	$299,882
Accounts payable	83,986	108,224
Accrued payroll and related costs	46,844	48,383
Other current liabilities	214,779	176,804

Total current liabilities	595,261	633,293

Long-term debt	3,795,327	4,040,229
Other liabilities	542,774	299,150

Total liabilities	4,933,362	4,972,672

Commitments and contingencies
Equity
Total shareholders’ equity	5,286,962	5,758,681
Noncontrolling interests	677,895	708,764

Total equity	5,964,857	6,467,445

Total liabilities and equity	$10,898,219	$11,440,117

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities
Net income (loss)	$(480,948)	$425,297
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	409,919	455,907
Other long-term asset write-off	28,689	—
Loss on impairment	—	16,616
Gain on extinguishment of debt, net	—	(11,066)
Net change in operating activities	341,420	73,614

Net cash provided by operating activities	299,080	960,368

Cash flows from investing activities
New construction	—	(431,031)
Capital expenditures	(74,363)	(145,069)
Change in accrued capital expenditures	(12,337)	(41,235)
Capitalized interest	—	(15,938)
Net change in investing activities	1,306	23,390

Net cash used in investing activities	(85,394)	(609,883)

Cash flows from financing activities
Repayments of debt	(300,000)	(322,207)
Debt issuance costs on senior notes and credit facility	(42)	—
Premiums paid on early repayment of long-term debt	—	(1,781)
Dividend payments	—	(47,534)
Dividends paid to noncontrolling interests	(26,293)	(61,980)
Employee stock transactions	(4,310)	(3,176)

Net cash used in financing activities	(330,645)	(436,678)

Net decrease in cash and cash equivalents	(116,959)	(86,193)
Cash and cash equivalents, beginning of period	725,722	512,245

Cash and cash equivalents, end of period	$608,763	$426,052

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended September 30,						Three Months Ended June 30,
	2017			2016			2017
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$259,740	$—	$259,740	$373,257	$—	$373,257	$271,532	$—	$271,532
Reimbursables and other	6,472	—	6,472	11,896	—	11,896	6,610	—	6,610

	$266,212	$—	$266,212	$385,153	$—	$385,153	$278,142	$—	$278,142

Operating costs and expenses
Contract drilling services	$165,028	$—	$165,028	$207,204	$—	$207,204	$162,371	$—	$162,371
Reimbursables	3,834	—	3,834	9,142	—	9,142	4,394	—	4,394
Depreciation and amortization	131,819	5,788	137,607	149,398	5,844	155,242	130,763	5,831	136,594
General and administrative	15,331	—	15,331	15,773	—	15,773	18,658	—	18,658

	$316,012	$5,788	$321,800	$381,517	$5,844	$387,361	$316,186	$5,831	$322,017

Operating income (loss)	$(49,800)	$(5,788)	$(55,588)	$3,636	$(5,844)	$(2,208)	$(38,044)	$(5,831)	$(43,875)

Operating statistics
Jackups:
Average Rig Utilization	81%			80%			93%
Operating Days	1,043			954			1,183
Average Dayrate	$127,163			$109,387			$121,284
Semisubmersibles:
Average Rig Utilization	17%			13%			17%
Operating Days	92			92			91
Average Dayrate	$104,028			$293,269			$126,106
Drillships:
Average Rig Utilization	56%			70%			52%
Operating Days	410			517			377
Average Dayrate	$286,819			$467,949			$309,313
Total:
Average Rig Utilization	60%			59%			65%
Operating Days	1,545			1,563			1,651
Average Dayrate	$168,127			$238,869			$164,475

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table presents the computation of basic and diluted net income per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Numerator:
Basic
Net income (loss) attributable to Noble -UK	$(96,792)	$(55,081)	$(491,836)	$373,270
Net loss from discontinued operations, net of tax	—	—	1,486	—
Earnings allocated to unvested share-based payment awards (1)	—	—	—	(12,754)

Net income (loss) from continuing operations to common shareholders - basic	$(96,792)	$(55,081)	$(490,350)	$360,516

Diluted
Net income (loss) attributable to Noble -UK	$(96,792)	$(55,081)	$(491,836)	$373,270
Net loss from discontinued operations, net of tax	—	—	1,486	—

Net income (loss) from continuing operations to common shareholders - diluted	$(96,792)	$(55,081)	$(490,350)	$373,270

Denominator:
Weighted average shares outstanding - basic	244,940	243,224	244,666	243,089
Incremental shares issuable from assumed exercise of stock options and unvested share-based payment awards outstanding	—	—	—	8,600

Weighted average shares outstanding - diluted	244,940	243,224	244,666	251,689

Earnings (loss) per share
Basic:
Continuing operations	$(0.40)	$(0.23)	$(2.00)	$1.48
Discontinued operations	—	—	(0.01)	—

Net income (loss) to Noble Corporation plc	$(0.40)	$(0.23)	$(2.01)	$1.48

Diluted:
Continuing operations	$(0.40)	$(0.23)	$(2.00)	$1.48
Discontinued operations	—	—	(0.01)	—

Net income (loss) to Noble Corporation plc	$(0.40)	$(0.23)	$(2.01)	$1.48

(1)	For the quarters ended September 30, 2017 and 2016, we experienced net losses from continuing operations, as well as the year ended September 30, 2017. As such, unvested share-based payment awards were excluded from the loss per share calculation during these periods, as the awards were anti-dilutive.

Non-GAAP Reconciliation

Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on November 2, 2017, and discussed in the related conference call on November 3, 2017, are appropriate measures of the continuing and normal operations of the Company:

(i) In the second and third quarter of 2017, a discrete tax item;

(ii) In the second quarter of 2017, the Noble Max Smith write-off of receivables; and

(iii) In the third quarter of 2017, the Noble Danny Adkins and Noble Jim Day related cost damage.

These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following Non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION PLC AND SUBSIDIARIES

NON-GAAP MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of Income tax provision	Three Months Ended, September 30,		Three Months Ended June 30,
	2017	2016	2017
Income tax provision	$28,605	$10,002	$18,213
Adjustments
Noble Danny Adkins and Noble Jim Day rig damages	(4,845)	—	—

Total Adjustments	(4,845)	—	—

Adjusted income tax provision	$23,760	$10,002	$18,213

Reconciliation of net loss attributable to Noble Corporation plc	Three Months Ended, September 30,		Three Months Ended June 30,
	2017	2016	2017
Net loss attributable to Noble Corporation plc	$(96,792)	$(55,081)	$(93,350)
Adjustments
Noble Danny Adkins and Noble Jim Day rig damages	9,425	—	—
Noble Max Smith write-off of receivables	—	—	14,419

Total Adjustments	9,425	—	14,419

Adjusted net loss attributable to Noble Corporation plc	$(87,367)	$(55,081)	$(78,931)

Reconciliation of diluted EPS attributable to continuing operations	Three Months Ended, September 30,		Three Months Ended June 30,
	2017	2016	2017
Unadjusted diluted EPS	$(0.40)	$(0.23)	$(0.38)
Adjustments
Noble Danny Adkins and Noble Jim Day rig damages	0.04	—	—
Noble Max Smith write-off of receivables	—	—	0.06

Total Adjustments	0.04	—	0.06

Adjusted diluted EPS	$(0.36)	$(0.23)	$(0.32)